                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Hibernia Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                       [Hibernia Letterhead appears here]

                                 March 15, 1999

Dear Fellow Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Hibernia Corporation at 10:00 a.m. Tuesday, April 20, 1999. A notice that describes the items on which you may vote and a Proxy Statement are enclosed.

  The Meeting will be held at the Pan-American Life Center Auditorium, 11th Floor, 601 Poydras Street, New Orleans, Louisiana. Free parking, on a limited basis, will be available in the parking ramp at 601 Poydras Street (entrance on Camp Street). If you park in this location, please bring your parking ticket stub to the Meeting so that it can be validated for you.

  At the Meeting you will be asked to

  . elect five directors, each for a three-year term;

  . approve an amendment to the 1993 Director Stock Option Plan relating to options that may be granted to retired employees of the Company who serve on the Board of Directors after retirement;

  . approve the performance criteria included in the 1998-2000 Performance
    Share Awards Plan; and

  . ratify the appointment of Ernst & Young LLP as independent auditors for 1999.

  Your Board of Directors recommends that you vote "FOR" each proposal.

  Regardless of the number of shares you own, it is very important that you vote them at the Meeting. You may vote either in person or by proxy. Even if you plan to attend the Meeting, please take a moment now to call in your vote, send it over the Internet, or sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

  Thank you for your cooperation and continued support.

                                         Sincerely,

                                         /s/ Stephen A. Hansel
                                         Stephen A. Hansel
                                         President and Chief Executive Officer

                             HIBERNIA CORPORATION
                                P. O. Box 61540
                         New Orleans, Louisiana 70161

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                April 20, 1999

TO HIBERNIA SHAREHOLDERS:

  You are hereby notified that the Annual Meeting of Shareholders of Hibernia Corporation (the "Company") will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 20, 1999. The following matters will be voted upon at the Meeting:

  1. The election of five persons to serve as Directors of the Company until the 2002 Annual Meeting of Shareholders or until their successors are elected and qualified;

  2. The approval of an amendment to the 1993 Director Stock Option Plan relating to options that may be granted to retired employees of the Company who serve on the Board of Directors after retirement;

  3. The approval of performance criteria included in the 1998-2000 Performance Share Awards Plan; and

  4. The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 1999.

  In addition, any other business that properly comes before the Meeting or any adjournment or postponement thereof will be acted upon.

  Shareholders of record at the close of business on February 26, 1999 are entitled to notice of the Annual Meeting and to vote at the Meeting. If there is any adjournment or postponement of the Meeting, those shareholders of record will be entitled to vote at the adjournment or postponement as well.

  Please read the accompanying Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting. We encourage you to read the Proxy Statement before you vote your shares.

  Please call in your vote, send it over the Internet, or sign and date the enclosed proxy and return it in the envelope provided as promptly as possible. You may revoke your proxy in the ways described in the Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ Russell S. Hoadley
                                          Russell S. Hoadley
                                          Acting Secretary

New Orleans, Louisiana
March 15, 1999

                               TABLE OF CONTENTS

PROXY SOLICITATION AND VOTING OF PROXIES...................................    1
 Owners of 5% or More of the Company's Common Stock........................    1
 How Proxies Will Be Voted.................................................    1
VOTING PROCEDURES..........................................................    2
 Election of Directors.....................................................    2
 Other Proposals...........................................................    2
PROPOSAL NO. 1 ELECTION OF DIRECTORS.......................................    2
 Your Directors............................................................    3
 Directors Nominated to Serve Until the 2002 Annual Meeting................    3
 Directors Whose Terms Continue after the 1999 Annual Meeting..............    3
 Beneficial Ownership of Stock by Directors and Executives.................    5
 Board Meetings and Committees.............................................    7
 Executive Compensation and Benefit Plans..................................    9
 Annual Compensation.......................................................    9
 Stock Option and Stock Appreciation Rights ("SARs") Grants................   10
 Long-Term Incentive Plan Awards...........................................   13
 Compensation of Directors.................................................   13
 Employment Agreements and Change of Control Arrangements..................   14
 Additional Information with Respect to Compensation Committee Interlocks
  and Insider Participation in Compensation Decisions......................   15
 Report of the Executive Compensation Committee............................   16
 Stock Performance Graph...................................................   22
 Transactions with Related Parties.........................................   24
 Indebtedness of Related Parties...........................................   24
 Compliance with Section 16(a) of the Securities Exchange Act of 1934......   24
 Vote Required and Recommendation..........................................   24
PROPOSAL NO. 2 AMENDMENT TO THE 1993 DIRECTOR STOCK OPTION PLAN RELATING TO
 OPTIONS THAT MAY BE GRANTED TO RETIRED EMPLOYEES OF THE COMPANY WHO SERVE
 ON THE BOARD OF DIRECTORS AFTER RETIREMENT................................   25
 Board of Directors Approval...............................................   26
 Vote Required and Recommendation..........................................   26
PROPOSAL NO. 3 APPROVAL OF THE PERFORMANCE CRITERIA INCLUDED IN THE
 1998-2000 PERFORMANCE SHARE AWARDS PLAN...................................   26
 Vote Required and Recommendation..........................................   27
PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.........   27
 Vote Required and Recommendation..........................................   27
SOLICITATION OF PROXIES....................................................   27
SHAREHOLDER PROPOSALS......................................................   28
OTHER MATTERS..............................................................   28
ANNUAL REPORT..............................................................   28
APPENDIX A HIBERNIA CORPORATION 1993 DIRECTOR STOCK OPTION PLAN............   29

                              CERTAIN DEFINITIONS

  We have capitalized certain terms and used them in this Proxy Statement for ease of reference. Those terms and their definitions are included below:

  Annual Meeting or Meeting: the 1999 Annual Meeting of Shareholders of Hibernia Corporation

  Bank: Hibernia National Bank, a subsidiary of the Company

  Board or Board of Directors: the Board of Directors of Hibernia Corporation

  Common Stock: Class A Common Stock of Hibernia Corporation

  Company or Hibernia: Hibernia Corporation

  Director: a member of the Board of Directors of the Company

  ESOP: the Employee Stock Ownership Plan of Hibernia Corporation

  Executive(s): one or more of the five executive officers of Hibernia included in the Summary Compensation Table and for whom compensation information is included in this Proxy Statement (Mr. Hansel, Mr. Randall E. Howard, Mr. Domingos, Mr. Boydstun and Mr. Flurry)

  Non-Qualified Deferral Plan: a benefit plan of the Company, described in the Company's 1997 Proxy Statement, that permits deferrals of salary and bonus and also provides for a contribution by the Company to the extent of any contribution limitations imposed on a participant in the Company's 401(k) plan.

  Non-Qualified Target Benefit Plan: a benefit plan of the Company, described in the Company's 1997 Proxy Statement, that provides for contributions by the Company to the extent that a participant's income after retirement from all sources is anticipated to be less than 39% of his or her salary at the time of retirement.

  Record Date: February 26, 1999, the date on which one must be a shareholder of record of the Company to be entitled to notice of and to vote at the Meeting.

  Supplemental Stock Compensation Plan: a benefit plan of the Company, described in the Company's 1997 Proxy Statement, that provides for contributions by the Company to the extent of any limitations imposed on allocations to a participant in the Company's ESOP.

                             HIBERNIA CORPORATION
                                P. O. Box 61540
                         New Orleans, Louisiana 70161


                               ----------------

                                PROXY STATEMENT

                               ----------------

                        ANNUAL MEETING OF SHAREHOLDERS

                                April 20, 1999


                   PROXY SOLICITATION AND VOTING OF PROXIES

 ------------------------------------------------------------------------------

  Your proxy is solicited by the Board of Directors of Hibernia Corporation for use at its 1999 Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, April 20, 1999 in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana and any adjournment or postponement thereof. This Proxy Statement is being furnished in connection with the Annual Meeting.

  Only shareholders of record as of the close of business on February 26, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date there were 156,527,049 shares of Class A Common Stock, no par value (the "Common Stock") issued and outstanding, and no shares of Common Stock were held in the Company's treasury. The Common Stock is the only class of outstanding voting securities. Each share is entitled to one vote on all matters to come before the Meeting.

  The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 15, 1999.


 Owners of 5% or More of the Company's Common Stock


  To the best knowledge of the Board of Directors, no shareholder beneficially owned more than 5% of the Company's outstanding Common Stock as of the Record Date.


 How Proxies Will Be Voted


  If a shareholder specifies in his proxy how his shares should be voted and his proxy is properly executed and received prior to the Annual Meeting, the shares represented by that proxy will be voted as specified. If a shareholder makes no specification, the proxy will be voted FOR the election of the nominees listed herein under "Election of Directors" and FOR Proposals 2, 3 and 4. If any other matters are considered at the Meeting, proxies will be voted by the proxy holder in his or her discretion.

  If a proxy is voted ABSTAIN as to any proposal, the shares represented by that proxy will not be considered a vote in favor of or against the proposal so marked. Broker nonvotes (in which brokers fail to vote shares on behalf of beneficial owners) will not be treated as present or represented at the Meeting.

  A proxy may be revoked by written notice to the Acting Secretary of the Company. A proxy may also be revoked by delivering a properly executed proxy that is dated later than the previous proxy at any time prior to the time the original proxy is voted. A proxy may also be revoked by a shareholder who attends and votes in person at the Meeting.


                               VOTING PROCEDURES

 ------------------------------------------------------------------------------


 Election of Directors


  Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The five nominees receiving the most votes will be elected as Directors of the Company, each to serve a three-year term. Only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee (including broker nonvotes) will not be counted toward the nominee's achievement of a plurality.


 Other Proposals


  For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Meeting for a particular matter (other than the election of Directors) is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the Meeting for purposes of the proposal, but, because they are not affirmative votes for approval of the proposal, they will have the same effect as votes cast against the proposal. With respect to broker nonvotes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker nonvotes are not counted with regard to the proposal, but they reduce the number of affirmative votes required to approve the proposal, because they reduce the total number of shares present or represented, from which a majority is calculated.


                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

 ------------------------------------------------------------------------------

  You are being asked to elect five individuals as Directors. These individuals will serve as Directors of the Company until the 2002 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified, if they are elected by the shareholders.

  The Board of Directors has fixed the number of Directors at 17. The Board is divided into three approximately equal classes with terms expiring in successive years.

  The individuals who have been nominated for election at the Annual Meeting are listed below under the caption "Directors Nominated to Serve Until the 2002 Annual Meeting." All of these persons are currently Directors of the Company. All of these individuals except Mr. Ray B. Nesbitt were elected by the shareholders at previous annual meetings.

  If any nominee for election as a Director is unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees as may have been nominated by the Board of Directors. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

  The information included below also contains biographical and other data concerning Directors whose terms of office continue after the 1999 Annual Meeting.

  A Director who has attained the age of 71 is generally required by the Bylaws to retire at the next Annual Meeting of Shareholders. Under certain circumstances the Board of Directors may permit a Director to remain in office beyond that time and until expiration of his term as a Director.

  Mr. James R. Murphy resigned as a Director of the Company in May 1998; Mrs. Laura A. Leach resigned as a Director of the Company in July 1998; and Mr. J. Terrell Brown retired as a Director of the Company in October 1998.


 Your Directors


 Directors Nominated to Serve Until the 2002 Annual Meeting

  Robert T. Holleman, age 68, is an independent geologist serving the oil and gas exploration industry. Mr. Holleman is also the Chairman of Hibernia National Bank's Lafayette City Board of Directors. Mr. Holleman has served as a Director of Hibernia since 1986.

  Sidney W. Lassen, age 64, is the Chairman of the Board and Chief Executive Officer of Sizeler Property Investors, Inc., a public company qualified as a Real Estate Investment Trust, and Chairman of Sizeler Realty Co. Mr. Lassen has served as a Director of Hibernia since 1985.

  William C. O'Malley, age 62, is the Chairman of the Board, President and Chief Executive Officer of Tidewater Inc., a public offshore marine transportation, shipyard facilities and containerized shipping company headquartered in New Orleans. Mr. O'Malley joined the Hibernia Board in 1995.

  Ray B. Nesbitt, age 65, is the newest member of Hibernia's Board having been elected in January 1999. Mr. Nesbitt is the retired President of Exxon Chemical Company in Houston, Texas and also serves as a director of the Federal Reserve Bank of Dallas--Houston Branch.

  Janee M. "Gee" Tucker, age 52, is the President and Chief Operating Officer of Tucker and Associates, Inc., a management consulting firm headquartered in New Orleans. Ms. Tucker joined the Hibernia Board in 1995.

 Directors Whose Terms Continue After the 1999 Annual Meeting

 Directors Whose Terms Continue Until the 2000 Annual Meeting

  Dick H. Hearin, age 64, formerly served as the Managing Partner of Hearin Properties, which engages in real estate investments and is headquartered in Baton Rouge. Mr. Hearin has served on the Hibernia Board since 1986.

  Donald J. Nalty, age 65, is the retired Vice Chairman of Corporate Development for Hibernia Corporation and Hibernia National Bank and now serves Hibernia National Bank as a business development consultant. Mr. Nalty has served on Hibernia's Board since 1966.

  Robert T. Ratcliff, age 56, is the President and Chief Executive Officer of Ratcliff Construction Company, Inc., a commercial and industrial construction company headquartered in Alexandria,

Louisiana. Mr. Ratcliff is also a director of Central Louisiana Electric Company, Inc. Mr. Ratcliff joined the Hibernia Board in 1994.

  Virginia E. Weinmann, age 69, is the proprietor of Waverly Enterprises, an investment firm headquartered in New Orleans. Ms. Weinmann rejoined the Hibernia Board in 1994, after having served as a Director from 1977-1989.

  Robert E. Zetzmann, age 70, engages primarily in managing properties and investments. Mr. Zetzmann formerly served as President of Zetz 7-Up Bottling Co., Inc., a manufacturer and distributor of carbonated beverages. Mr. Zetzmann has served as a Director of Hibernia since 1965.

 Directors Whose Terms Continue Until the 2001 Annual Meeting

  Robert H. Boh, age 68, is the Chairman of the Board and has served Hibernia as a Director since 1968. Mr. Boh is also Chairman and former President and Chief Executive Officer of Boh Bros. Construction Co., LLC and Boh Company, LLC, construction companies headquartered in New Orleans. Mr. Boh is also a director of Tidewater Inc.

  J. Herbert Boydstun, age 52, is Chairman of the Southwest Region of Hibernia Corporation and Hibernia National Bank. From 1982 to 1994, Mr. Boydstun served as the President and a director of First National Bank of West Monroe and its holding company, First Bancorp of Louisiana, Inc., which Hibernia acquired by merger in 1994. Mr. Boydstun has been a Director of the Company since 1994.

  E. R. "Bo" Campbell, age 58, is the Vice Chairman of the Board of Hibernia Corporation and Hibernia National Bank. Mr. Campbell is also the Chairman of Campbell Companies. From 1977 to 1992, Mr. Campbell served as President, and from 1992 to 1994, Chairman of the Board, of Pioneer Bank & Trust Company (Shreveport) and its holding company, Pioneer Bancshares Corporation, which Hibernia acquired by merger in 1994. Mr. Campbell has been a Director of the Company since 1994.

  Richard W. Freeman, Jr., age 60, has served as a member of the Company's Board since 1981. Mr. Freeman is the proprietor of the Oak Hill Ranch, which engages in livestock ranching.

  Stephen A. Hansel, age 51, is the President and Chief Executive Officer of Hibernia Corporation and Hibernia National Bank. Mr. Hansel has held that position since 1992, when he joined Hibernia and its Board of Directors.

  Elton R. King, age 52, is Group President--Network & Carrier Services Group and a director of BellSouth Telecommunications, Inc., a public utility headquartered in Atlanta, Georgia. Mr. King joined Hibernia's Board in 1994.

  Dr. James R. Peltier, age 68, is a retired oral and maxillofacial surgeon in Thibodaux, Louisiana and formerly served as the Chairman of the board of directors of ArgentBank, which Hibernia acquired by merger in 1998. Dr. Peltier has been a Director of the Company since 1998.

 Beneficial Ownership of Stock by Directors and Executives


  The following table shows the amount of Common Stock beneficially owned by each Director and Executive. The table also shows the total number of shares owned by all Directors and executive officers of Hibernia.

                                              Exercisable       Percent of
           Name            Common Stock(1)  Stock Options(2) Outstanding Stock
------------------------------------------------------------------------------
  Robert H. Boh                  88,335(3)        23,321              *
------------------------------------------------------------------------------
  J. Herbert Boydstun           476,872(4)        78,750              *
------------------------------------------------------------------------------
  E. R. "Bo" Campbell         4,842,284(5)        10,000           3.10%
------------------------------------------------------------------------------
  Richard W. Freeman, Jr.        44,556           23,321              *
------------------------------------------------------------------------------
  Stephen A. Hansel             290,638(6)     1,908,302           1.40%
------------------------------------------------------------------------------
  Dick H. Hearin                 63,320(7)        23,321              *
------------------------------------------------------------------------------
  Robert T. Holleman             43,577           23,321              *
------------------------------------------------------------------------------
  Elton R. King                   5,554(8)        16,250              *
------------------------------------------------------------------------------
  Sidney W. Lassen              242,438(9)        21,766              *
------------------------------------------------------------------------------
  Donald J. Nalty               110,927(10)       90,086              *
------------------------------------------------------------------------------
  Ray B. Nesbitt                189,181(11)            0              *
------------------------------------------------------------------------------
  William C. O'Malley             5,560           11,250              *
------------------------------------------------------------------------------
  James R. Peltier              337,948(12)        5,000              *
------------------------------------------------------------------------------
  Robert T. Ratcliff              8,836(13)       21,250              *
------------------------------------------------------------------------------
  Janee M. "Gee" Tucker           1,986           11,250              *
------------------------------------------------------------------------------
  Virginia E. Weinmann           26,735(14)       21,250              *
------------------------------------------------------------------------------
  Robert E. Zetzmann            189,960           23,321              *
------------------------------------------------------------------------------
  Certain Executive
   Officers
------------------------------------------------------------------------------
  Stephen A. Hansel                  **
------------------------------------------------------------------------------
  Randall E. Howard              45,550(15)            0              *
------------------------------------------------------------------------------
  K. Kirk Domingos III           29,509(16)      109,531              *
------------------------------------------------------------------------------
  J. Herbert Boydstun                **
------------------------------------------------------------------------------
  Bob Flurry                     49,116(17)       67,500              *
------------------------------------------------------------------------------
  All Directors, Nominees
   and Executives (as
   defined in this Proxy
   Statement)                 7,092,882        2,488,790
------------------------------------------------------------------------------
  All Directors, Nominees
   and Executive Officers
   as a Group (25
   persons)                   7,205,223        3,005,064           6.52%***

--------
  * Less than 1 percent
 ** Mr. Hansel and Mr. Boydstun are also Directors; see listing elsewhere.
*** Calculated based upon the actual number of shares outstanding on March 1,
    1999 plus the shares subject to currently exercisable options.
 (1) Except as otherwise indicated, stock ownership information is given as of March 1, 1999 and includes shares that the individual has the right to acquire (other than by exercise of stock options) within 60 days of the date of this Proxy Statement. Information relating to shares held in employee benefit plans of the Company is as of December 31, 1998.
 (2) For purposes of this table, options are "exercisable" if they may be exercised within 60 days of the date of this Proxy Statement.

 (3) Includes 15,742 shares owned by Mr. Boh's wife as to which he disclaims beneficial ownership.

 (4) Includes 2,649 shares credited to Mr. Boydstun as of December 31, 1998 under the Company's Retirement Security Plan and 818 shares credited as of December 31, 1998 under the Company's ESOP. Also includes 2,500 shares held as custodian for Mr. Boydstun's daughter, 2,500 shares held as custodian for Mr. Boydstun's son, 2,500 shares held by Jennifer Boydstun Russ and 12,632 shares of restricted stock over which Mr. Boydstun has voting power and limited dispositive power.

 (5) Includes 5,707 shares credited to Mr. Campbell as of December 31, 1998 under the Company's Retirement Security Plan, 818 shares credited as of December 31, 1998 under the Company's ESOP, 1,500,000 shares held in Campbell Capital, L.L.C., 25,000 held in Campbell Family Foundation and 1,125,458 shares held by family members over which Mr. Campbell has voting power only.

 (6) Includes 35,741 shares held by Mr. Hansel's former spouse. Also includes 8,861 shares credited to Mr. Hansel as of December 31, 1998 under the Company's Retirement Security Plan, 818 shares credited as of December 31, 1998 under the Company's ESOP, 2,900 shares held as custodian for Mr. Hansel's children and grandchildren and 104,620 shares of restricted stock over which Mr. Hansel has voting power and limited dispositive power.

 (7) Includes 13,932 shares held in trusts of which Mr. Hearin is co-trustee with Hibernia National Bank. Mr. Hearin disclaims beneficial ownership of the shares held in those trusts.

 (8) Includes 1,226 shares held in a KEOGH Plan of which Mr. King is the administrator.

 (9) Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which he has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes 5,491 shares owned by Mr. Lassen's wife as to which he disclaims beneficial ownership, 71,088 shares beneficially owned by a limited liability company of which Mr. Lassen is the operating manager and in which his wife owns a 50% interest, 28,588 shares beneficially owned by a limited partnership of which Mr. Lassen is the manager of the general partner and in which Mr. Lassen's wife owns an interest of approximately 35% and 42,500 shares owned by an estate in which Mr. Lassen's wife and brother-in-law each own a 50% beneficiary interest.

(10) Includes 45,925 shares credited to Mr. Nalty as of December 31, 1998 under the Company's Retirement Security Plan, 5,295 shares credited as of December 31, 1998 under the Company's Pension Equalization Plan and 818 shares credited as of December 31, 1998 under the Company's ESOP.

(11) Includes 13,091 shares owned by Mr. Nesbitt's wife and 13,156 shares held in the Estate of Gordon M. Boone of which Mr. Nesbitt's wife is remainderman.

(12) Includes 1,632 shares owned by Dr. Peltier's wife as to which he disclaims beneficial ownership and 61,513 shares owned by an adult child for which he has Power of Attorney.

(13) Includes 6,771 shares owned by a corporation of which Mr. Ratcliff is president and chief executive officer.

(14) Includes 7,727 shares owned by Mrs. Weinmann's husband as to which she disclaims beneficial ownership.

(15) Includes 7,934 shares credited to Mr. Howard as of December 31, 1998 under the Company's Retirement Security Plan.

(16) Includes 105 shares held as custodian for Mr. Domingos' daughter and 98 shares held as custodian for Mr. Domingos' son. Also includes 7,488 shares credited to Mr. Domingos as of December 31, 1998 under the Company's Retirement Security Plan, 818 shares credited as of December 31, 1998 under the Company's ESOP and 19,000 shares of restricted stock over which Mr. Domingos has voting power and limited dispositive power.

(17) Includes 9,500 shares held as custodian for Mr. Flurry's children. Also includes 2,678 shares credited to Mr. Flurry as of December 31, 1998 under the Company's Retirement Security Plan, 818 shares credited as of December 31, 1998 under the Company's ESOP and 16,320 shares of restricted stock over which Mr. Flurry has voting power and limited dispositive power.

 Board Meetings and Committees


 Number of Meetings and Membership on Committees

  The Hibernia Board had the following committees during 1998:

  . Executive (no meetings)

  . Audit (4 meetings)

  . Executive Compensation (5 meetings)

  . Board Governance ( 3 meetings)

  . Credit (4 meetings)

  . Trust (4 meetings)

  The functions of each of these committees are described in detail below. The following table shows the committees on which each member of the Board of Directors serves.

                                                  Executive     Board
           Name            Board Audit Executive Compensation Governance Credit Trust
-------------------------------------------------------------------------------------
  Robert H. Boh               *             *
-------------------------------------------------------------------------------------
  J. Herbert Boydstun         x                                             x      x
-------------------------------------------------------------------------------------
  E. R. "Bo" Campbell        **             x                               x      *
-------------------------------------------------------------------------------------
  Richard W. Freeman, Jr.     x                                    x        x      x
-------------------------------------------------------------------------------------
  Stephen A. Hansel           x             x
-------------------------------------------------------------------------------------
  Dick H. Hearin              x     x                  x
-------------------------------------------------------------------------------------
  Robert T. Holleman          x     x                              x
-------------------------------------------------------------------------------------
  Elton R. King               x     x       x          *           x
-------------------------------------------------------------------------------------
  Sidney W. Lassen            x     x       x
-------------------------------------------------------------------------------------
  Donald A. Nalty             x                                             x      x
-------------------------------------------------------------------------------------
  William C. O'Malley         x     *       x          x
-------------------------------------------------------------------------------------
  Ray B. Nesbitt(1)           x                        x                    x
-------------------------------------------------------------------------------------
  Dr. James R. Peltier +      x             x          x                    *
-------------------------------------------------------------------------------------
  Robert T. Ratcliff          x                        x                    x
-------------------------------------------------------------------------------------
  Janee M. "Gee" Tucker       x                                             x      x
-------------------------------------------------------------------------------------
  Virginia E. Weinmann        x     x                              x
-------------------------------------------------------------------------------------
  Robert E. Zetzmann          x     x       x                      *

--------
 * Chairman
 ** Vice Chairman
 + Dr. Peltier became Chairman of the Credit Committee upon Mr. J. Terrell
   Brown's retirement in October 1998.
(1) Mr. Nesbitt was not a member of the Board during 1998.

 Functions of the Committees of the Board

  The Executive Committee has all of the power and authority of the Board of Directors except any power and authority that has been delegated to another committee of the Board or that may not by law be delegated to a committee of a board of directors.

  The Audit Committee of the Company performs the following functions:

  . supervises the Company's internal audit function and general auditor;

  . directs an examination of the Company's affairs at least annually; and

  . reviews regulatory examination reports on the Company and its subsidiaries, internal audit reports and audit reports issued by the Company's independent auditors.

  The Executive Compensation Committee, among other things, serves the following functions:

  . reviews and recommends salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries;

  . reviews and approves compensation plans and policies for employees of the Company and its subsidiaries;

  . administers the Company's executive compensation plans;

  . supervises compliance by the Company and its subsidiaries with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries; and

  . recommends management development and succession plans for the Company and its subsidiaries.

  The Board Governance Committee, among other things, serves the following functions:

  . screens and recommends potential candidates for membership on the Board;

  . recommends terms of office for Directors and the number of Directors to comprise the full Board;

  . recommends retirement policies for nonemployee Directors;

  . reviews the performance of Directors;

  . monitors the orientation process for new Directors; and

  . reviews and recommends modifications to the Company's system of compensation for Directors.

  The Credit Committee oversees the lending and credit functions of the Company's banking subsidiaries. The Committee's responsibilities include, among other things:

  . review and approval of the overall credit policies and procedures of the Bank;

  . review and approval of lending authorities and exceptions; and

  . review and approval of the policy and methodology for the Reserve for Possible Loan Losses and certain aspects of the Bank's strategic plans (subject to approval by the Board of Directors of the Bank).

  The Trust Committee exercises general oversight of the Trust activities of the Bank.

 Board Meetings and Attendance

  During 1998, there were nine meetings of the Company's Board of Directors. All of the Company's Directors except Mr. Brown attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.


 Executive Compensation and Benefit Plans


 Annual Compensation

  The following table sets forth certain information regarding the compensation paid by the Company and its subsidiaries to the Executives. The table includes compensation paid to or earned by these individuals during 1998. The table includes Mr. Hansel, the Chief Executive Officer, and each of the four most highly compensated executive officers of the Company other than Mr. Hansel.

                          SUMMARY COMPENSATION TABLE

                            Annual Compensation        Long-Term Compensation Awards
                           ---------------------- ---------------------------------------
                                                   Securities
                                                   Underlying
    Name and Principal                            Options/SARs    LTIP       All Other
        Position(1)        Year  Salary   Bonus   (Awarded (#) Payouts(2) Compensation(3)
-----------------------------------------------------------------------------------------
  Stephen A. Hansel(4)     1998 $611,250 $606,159   150,000    $1,019,365    $198,860
  President and Chief      1997  546,667  502,884   125,000             0     144,186
   Executive Officer       1996  500,000  250,000   125,000             0     181,428
-----------------------------------------------------------------------------------------
  Randall E. Howard(5)     1998 $375,994 $208,760    65,000             0    $ 13,376
  Chairman/Southeast       1997        0        0         0             0           0
   Region                  1996        0        0         0             0           0
-----------------------------------------------------------------------------------------
  K. Kirk Domingos III(6)  1998 $240,000 $172,418    50,000    $  341,860    $ 83,061
  Senior Executive Vice    1997  206,667  135,000    40,000             0      70,695
   President               1996  190,000  120,000    35,000             0      72,004
-----------------------------------------------------------------------------------------
  J. Herbert Boydstun(7)   1998 $225,000 $167,225    50,000    $  341,860    $ 71,903
  Chairman/Southwest       1997  210,000  135,000    45,000             0      44,929
   Region                  1996  200,000  140,000    35,000             0      45,962
-----------------------------------------------------------------------------------------
  B. D. Flurry(8)          1998 $190,000 $151,900    40,000    $  298,351    $115,108
  Chairman/Northern        1997  188,667  110,000    40,000             0      51,852
   Region                  1996  186,000  120,000    30,000             0      60,786

--------
(1) Except as otherwise indicated, each Executive served in the capacity noted throughout each of the three years reflected in the table.
(2) The value of restricted shares awarded upon payout of the Company's 1995-1997 Performance Share Awards Plan based upon a fair market value (based upon the average of the high and low trading prices) on the date of payout of $18.2813 per share.
(3) For each Executive, includes in 1998 and 1997 a contribution in the amount of $8,000 made by the Company on behalf of the Executive to the Retirement Security Plan and contributions in the amount of $5,376 in 1998 and $4,400 in 1997 made to the ESOP. For 1996, includes a contribution of $7,500 to the Retirement Security Plan and a contribution of $4,495 to the ESOP.
(4) For each year, includes in "All Other Compensation" a portion of the premiums paid by the Company during the year for two split-dollar life insurance policies and the actuarial values of the remaining premiums for those policies provided by the Company to Mr. Hansel ($32,316, $33,690 and $35,411 for the first policy, and $28,333, $31,609 and $33,249 for the second policy, respectively). For each year, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Deferral Plan ($44,569, $31,833 and $69,361, respectively), and the Supplemental Stock Compensation Plan ($32,260, $34,654 and $21,346, respectively). For 1998 and 1996, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Target Benefit Plan ($48,006 and $10,066, respectively).

(5) Mr. Howard became an executive officer of the Company upon the merger of ArgentBank with and into Hibernia National Bank on February 1, 1998.

(6) For each year, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Deferral Plan ($13,775, $8,333 and $7,703, respectively) and the Supplemental Stock Compensation Plan ($7,407, $4,606 and $3,790, respectively), as well as a portion of the premiums paid by the Company during each year for two split-dollar life insurance policies and the actuarial values of the remaining premiums for those policies ($27,910, $33,756 and $35,465, respectively for the first policy, and $9,570, $11,600 and $13,051, respectively, for the second policy). For 1998, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Target Benefit Plan ($11,023).

(7) For each year, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Deferral Plan ($25,743, $9,499 and $8,910, respectively) and the Supplemental Stock Compensation Plan ($6,636, $6,021 and $1,577, respectively), as well as a portion of the premiums paid by the Company during the year for a split-dollar life insurance policy and the actuarial value of the remaining premiums for that policy ($16,273, $17,009 and $17,855, respectively). For 1998 and 1996, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Target Benefit Plan ($9,875 and $5,625, respectively).

(8) For each year, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Deferral Plan ($63,667, $7,433 and $7,759, respectively) and the Supplemental Stock Compensation Plan ($4,741, $4,417 and $1,047, respectively), as well as a portion of the premiums paid by the Company during the year for a split-dollar life insurance policy and the actuarial value of the remaining premiums for that policy ($26,269, $27,602 and $29,017, respectively). For 1998 and 1996, "All Other Compensation" also includes the Company's contribution to the Non-Qualified Target Benefit Plan ($7,055 and $10,968, respectively).

 Stock Option and Stock Appreciation Rights ("SARs") Grants

  The Company granted stock options to each of the Executives during 1998. The Company also granted stock options to approximately 680 other employees during the year. The Executive Compensation Committee determined the number of options that were granted to Mr. Hansel. All of the Executives (including Mr. Hansel) and employees who received stock options were granted options under the Long-Term Incentive Plan. All of these stock options have vesting schedules that permit exercise of 50% of the shares to which the options relate two years after the date of grant, an additional 25% of the shares three years after the date of grant and the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not been previously exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No change of control for this purpose has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees during 1998 were nonqualified stock options.

  The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 1998.

  The following table shows the stock options granted to the Executives during 1998, as well as other information relating to those options. The amounts included in the "Grant Date Value" column of the table are the respective present values of the options on the date of grant. The Company used the Black-Scholes option valuation model in determining this value.

  Options granted to each of the Executives, other than Mr. Howard, were granted on January 27, 1998. In valuing these options, the following assumptions were used:

  . all options would be held for the entire 10-year term;

  . a risk-free rate of 5.68%;

  . a dividend yield of 1.97%; and

  . stock price volatility of 24.23%.

  The Black-Scholes model resulted in a per share grant date present value for these options of $5.56.

  The options granted to Mr. Howard were granted on February 1, 1998. In valuing those options, the following assumptions were used:

  . all options would be held for the entire 10-year term;

  . a risk-free rate of 6.03%;

  . a dividend yield of 1.85%; and

  . stock price volatility of 24.63%.

  The Black-Scholes model resulted in a per share grant date present value for these options of $6.03.

  The risk-free rate used is the 10-year Treasury rate on the date the options were granted. This rate reflects both the 10-year term of the options and the fact that they are being valued as of a specified point in time (the date of grant). The value determined in accordance with that calculation was then adjusted downward by 5% to reflect that the options are not transferable. (The Black-Scholes model assumes that the options are transferable.) The value was further adjusted downward by 8.1% (slightly less than 3% per year) to reflect the risk that the option will terminate prior to its becoming exercisable. (The Black-Scholes model also assumes that the options are fully exercisable immediately.)

  The assumptions described above are only assumptions. The actual risk-free rate, dividend yield and volatility may vary from the model. If the actual amounts differ from the assumptions, the value of the options shown in the table would change as well. Consequently, the amounts included in the Grant Date Value column of the table do not necessarily reflect either the future stock value or the amount that the Executives may realize if they exercise their options and sell the underlying shares. Any gain recognized by an Executive on exercise of his option(s) and sale of all or any portion of the underlying shares may be greater or less than the amounts shown in the table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

 ------------------------------------------------------------------------------

                           Individual Grants               Grant Date Value
                ---------------------------------------- ---------------------
                 Number of    % of Total
                 Securities  Options/SARs
                 Underlying   Granted to                            Grant Date
                  Options/   Employees in Exercise Price Expiration  Present
      Name      SARs Granted Fiscal Year    ($/Share)       Date    Value ($)
------------------------------------------------------------------------------
  Mr. Hansel      150,000       7.8117%      18.2813      1/27/08    $834,000
------------------------------------------------------------------------------
  Mr. Howard       65,000        3.385%       19.500       2/1/08    $391,950
------------------------------------------------------------------------------
  Mr. Domingos     50,000       2.6039%      18.2813      1/27/08    $278,000
------------------------------------------------------------------------------
  Mr. Boydstun     50,000       2.6039%      18.2813      1/27/08    $278,000
------------------------------------------------------------------------------
  Mr. Flurry       40,000       2.0831%      18.2813      1/27/08    $222,400



     Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

 ------------------------------------------------------------------------------

  The following table shows certain information concerning all options granted to the Executives by the Company. The Company did not grant any SARs to any of the Executives during 1998, and there are no SARs outstanding relating to any options granted by the Company.

                                                  Number of
                                                  Securities
                                                  Underlying
                                                 Unexercised      In-the-Money
                                               Options/SARs at  Options/SARs at
                                               Fiscal Year-End  Fiscal Year-End
               Exercised Shares                      (#)            ($) (1)
--------------------------------------------------------------------------------
                Shares Acquired Value Realized Exercisable(E)/  Exercisable(E)/
      Name        on Exercise    on Exercise   Unexercisable(U) Unexercisable(U)
--------------------------------------------------------------------------------
  Mr. Hansel        71,640         $723,120      1,783,302(E)    $18,496,387(E)
                                                   368,750(U)    $ 1,267,578(U)
--------------------------------------------------------------------------------
  Mr. Howard             0                0              0(E)    $         0(E)
                                                    65,000(U)    $         0(E)
--------------------------------------------------------------------------------
  Mr. Domingos           0                0         70,781(E)    $   658,464(E)
                                                   117,500(U)    $   387,656(U)
--------------------------------------------------------------------------------
  Mr. Boydstun           0                0         40,000(E)    $   360,625(E)
                                                   120,000(U)    $   381,250(U)
--------------------------------------------------------------------------------
  Mr. Flurry             0                0         33,750(E)    $   303,516(E)
                                                   101,250(U)    $   330,547(U)

--------
(1) For each option, the value is determined as follows: [number of shares subject to option] times [$17.375--exercise price per share]. The $17.375 price was the closing market price of the Company's Common Stock on December 31, 1998. As of March 12, 1999, all of the options granted to each Executive prior to 1998 are "in-the-money".

 Long-Term Incentive Plan Awards

  In 1995, the Executive Compensation Committee approved a Performance Share Awards Plan that would result in the issuance of restricted stock to the Executives and certain other members of executive and senior management of the Company if certain performance-based goals are met. The Company achieved the performance objectives set forth in the plan during the three-year period ending on December 31, 1997, and a portion of the shares available under that Plan were awarded in 1998. The value of the shares awarded to each of the Executives who were awarded shares under this plan is included in the Summary Compensation Table above. The plan is more fully described in the Company's Proxy Statement relating to its 1996 Annual Meeting of Shareholders.

  In 1998, the Executive Compensation Committee approved a new Performance Share Awards Plan that will result in the issuance of restricted stock to the Executives and certain other members of executive and senior management of the Company if certain performance-based goals are met. We are presenting the performance criteria for that plan for your approval at the Annual Meeting, and the plan is described in further detail elsewhere in this Proxy Statement.

  If the performance goals of this plan are met, Mr. Hansel would be entitled to receive a maximum of 62,000 shares, Messrs. Howard, Domingos and Boydstun each would be entitled to receive a maximum of 21,000 shares and Mr. Flurry would be entitled to receive a maximum of 18,000 shares of Common Stock. If certain of the performance goals are not met, particularly those relating to asset quality and soundness, no awards will be made to anyone under the plan.


 Compensation of Directors


  The following table shows the compensation payable to the independent directors (those who are not officers of the Company or the Bank) during 1998:


  Position                               Retainer                                 Per Meeting
---------------------------------------------------------------------------------------------
  Chairman of the Board                  $50,000                                    $1,500
---------------------------------------------------------------------------------------------
  Board Member                           $12,600                                    $1,200
---------------------------------------------------------------------------------------------
  Committee Chairman                           0                                    $1,500
---------------------------------------------------------------------------------------------
  Committee Member                             0                                    $1,200


The retainer for the Chairman of the Board is in addition to the annual retainer for a Board member. Mr. Campbell, who currently serves as Vice Chairman, is an officer of the Company and therefore does not receive compensation as a Director. All meeting fees are paid in cash.

  In addition, Mr. Nalty, who served as a full-time employee of the Bank until his retirement in September 1998, provides consulting services to the Bank. These services are required by a contract between Mr. Nalty and the Bank that provides for a consulting fee equal to $5,000 per month to be paid to Mr. Nalty in exchange for the services. The contract includes a two-year term but may be terminated earlier by the parties on certain conditions and prohibits Mr. Nalty from engaging in activities that would compete with the business of the Bank in the New Orleans area banking market.

 Payment of Retainer Fees in Stock

  Directors of Hibernia may elect to take all or a portion of their annual retainer fees in Common Stock rather than cash. If a director elects stock, rather than cash, he or she is given a number of shares the value of which is equal to 1.2 times the amount of the retainer to be taken as stock. For example, if a Board member other than the Chairman elected to take his or her entire retainer in stock, he or she would receive stock valued at $15,120. For purposes of this calculation, the value of the Company's stock on the date of the Annual Meeting is used to determine the number of shares to be granted. This policy was adopted in 1996 and approved by Hibernia shareholders at the 1997 Annual Meeting.

  On the date of the 1998 Annual Meeting, the value of Hibernia Common Stock for this purpose was $21.375. The value of all retainer fees paid to directors in stock in 1998 was $132,760.16 (valued as of the date of the 1998 Annual Meeting). An additional $115,720 in retainer fees were paid in cash in 1998. Six of the directors elected to take all of their retainer fees in stock, and two elected to take a portion of their retainers in stock. Six Directors elected to receive their entire retainer fees in cash.

 Deferred Compensation Plan

  The Company maintains a deferred compensation plan for Directors pursuant to which a Director may defer payment of fees receivable by him or her for service as a Director. For the first three months of 1998 deferred amounts accrued interest at a rate equal to that paid by the Bank on its retail Tower account offered to the public in the New Orleans area. The average rate for this period was approximately 2.18%. For the last nine months of 1998 deferred amounts accrued interest equal to the Treasury rate on April 1, 1998 less
 .25%, as a result of an amendment to the plan. The rate for that period was 5.12%.

 Retirement Policies

  If a Director serves on the Board of the Company for at least 15 years and resigns thereafter in good standing, he or she will be considered to have retired. If a Director who is not an employee of the Company upon his or her retirement served on the Board of Directors of the Company prior to 1993 (the point in time at which the Company began granting stock options to Directors annually), then he or she will be entitled to receive a stock gift upon retirement. Taxes on this gift are paid by the Company. The number of shares of Common Stock that will be granted to the Director depend upon the number of years of service on the Board of Directors, with a maximum grant of 5,000 shares. Directors who were granted stock options under the 1993 Director Stock Option Plan who retire prior to vesting of all of the options previously granted to them will be entitled to exercise their options as to all shares (whether or not vested prior to retirement) so long as those options are exercised within one year after the date of retirement.

  The Board has approved an amendment to the 1993 Director Stock Option Plan that would address grants of options to Directors who have retired from service as active employees of the Company. We are presenting this amendment for your approval at the Annual Meeting, and it is described in more detail elsewhere in this Proxy Statement.


 Employment Agreements and Change of Control Arrangements


  Mr. Hansel serves as President and Chief Executive Officer of the Company pursuant to a written employment agreement with the Company, which was effective as of March 26, 1992, and was described in detail in the Company's Proxy Statement relating to its 1993 Annual Meeting of Shareholders.

  The agreement includes an initial term of three years. Beginning in 1993, the contract is automatically renewed each year for an additional year, absent a termination of the agreement. The initial term of the agreement was extended for an additional year in each of the years from 1993-1998. The agreement was renewed in March 1999, thereby extending its term to March 2002.

  None of the other Executives currently serves pursuant to an employment agreement, except Mr. Flurry and Mr. Howard. Mr. Boydstun executed an employment agreement with the Company when the Company merged with the banks of which he served as president prior to the merger, and that contract expired in 1997. Mr. Howard and Mr. Flurry executed similar contracts in connection with the Company's mergers with the banks of which each of them served as president prior to the merger. Both of these contracts provide for the payment of annual salary, bonus and incentives in the discretion of the Company and entitlement to certain other benefits available to employees in similar positions within the Company, as well as a noncompetition agreement in favor of the Company. Mr. Flurry's contract expires in 1999. Mr. Howard's contract expires in 2002.

  Each of the Executives other than Mr. Hansel has a change of control employment agreement with the Company that, among other things, assures the individual of at least two years employment (or payment for that period) in the event of a change of control of the Company. Those agreements permit the individuals to resign one year after the change of control and be paid for the remaining term of the contract. Mr. Hansel's contract includes similar provisions that protect his income through the unexpired term of his contract if there is a change of control of the Company.

  Certain of the Company's benefit plans also include provisions relating to a change of control. These provisions have the effect of varying the benefits payable at that time from those that would be payable if no change of control had occurred. In particular, the deferral plan available to executives and senior managers permits participants to defer all or a portion of their annual bonus. This plan provides that participants may opt out of the plan upon a change of control and receive all of their contributions, as well as the Company's payment of earnings on those contributions as required by the plan, at that time. The Company's Supplemental Employee Stock Ownership Plan, which provides for contributions by the Company to the participants' accounts in amounts equal to the difference between the cash or value of stock that would have been allocated to the participant's qualified ESOP account if the qualified plan limitations did not apply, also permits participants to elect to opt out of the plan on a change of control. If a participant in this plan elects to opt out, 90% of the value of his account will be distributed to him. All of the benefit plans adopted by the Company in 1996 in which executive and senior managers may participate require that the Company's obligations under the plans be assumed by any company that is a party to a merger in which the Company is not the surviving entity.


 Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions


  None of the members of the Executive Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 1998. None of these individuals is a former officer of the Company or any of its subsidiaries.

 Report of the Executive Compensation Committee


                         BACKGROUND AND OVERALL POLICY

  The Company's current compensation program was developed in 1992 and has been refined since that time in response to the Company's improvement in operating results and to the overall market conditions affecting the Company's peer group of regional banks. The primary objectives of this program have not changed since that time and have been described in the reports of this Committee in previous years.

Competitive Market

  Executive and Senior Management are recruited from a national labor market of other banking organizations. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. However, salaries are not necessarily maintained at the same level as those at other companies. The CEO's compensation is determined based upon an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is identical to the group used to measure the Company's stock performance in the Stock Performance Graph that appears elsewhere in this Proxy Statement. The Committee believes that the CEO's position is the only position that is truly comparable among the members of the peer group. Consequently, it is the only position within the Company that is compared solely to the peer group for purposes of this analysis.

  Middle Management and Professional staff are generally recruited from financial institutions in Louisiana and surrounding states but in some cases are recruited nationally. The Company establishes salary rates for these positions by comparing them to similar positions in other banks but generally emphasizes the experience level of the individual more than the size of the employing organization in this process.

  Nonexempt and Supervisory positions are recruited from a local labor market. The Company establishes salary rates relative to other banks and similar positions (such as customer service positions) in local companies.

Base Salaries

  Consistent with its objective to minimize fixed expenses, the Committee increases salaries for all executive and senior management employees of the Company at a slower rate than the rate at which comparable salaries in the market are increasing. This principle was applied in granting salary increases in 1998 and is expected to be applied in the future. Bonuses will occasionally be paid to entice new executive and senior managers to join the Company, and these bonuses are considered when determining the overall compensation for those individuals.

  The compensation strategy for the Company's Senior Executive Vice Presidents is the same as the strategy for the rest of executive management, with salaries established at a level that does not exceed the midpoint of the market rate for the position. During 1998, two senior managers were promoted to the Executive Vice President level. One was promoted to a position that included a significant increase in responsibilities, and her salary was adjusted to reflect the change. Another senior manager was promoted to Executive Vice President in his current position to recognize increased responsibility, service and performance.

  Salaries for executive management are set at a level that does not exceed the midpoint of the market rate for the particular job. During 1998, executives were paid at a rate that was an average of

12% below the market rate. Senior management salaries are set at a level, which during 1998 was an average of 11% below the relevant market rates. The Committee plans to review salaries of executive management in the first quarter of 1999 and make any appropriate adjustments at that time.

  Salaries for other employees in the Company are set within a range of competitive rates and are managed so that the largest increases go to the individuals who exhibit superior performance and whose pay is lowest relative to the market. Total increases for this group will be consistent with competitive trends within the applicable market.

Annual Cash Incentives

  The Committee believes that management incentives must balance short-term and long-term objectives and that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company's Long-Term Incentive Plan. However, to provide reward and encourage short-term decisions that result in positive long-term performance of the Company, the Committee also believes that managers should be rewarded through annual cash bonuses. Annual cash bonuses for this group are not based upon the market price of the Company's stock and therefore will not necessarily increase or decrease with the price of the Company's stock. The factors affecting cash bonuses paid for 1998, in addition to individual performance, are discussed further below. See "Company Performance in 1998."

  Similarly, the Committee believes that incentives granted or renewed should balance the results achieved by an individual and the Company's overall results. In designing annual cash incentive plans, the Company has rewarded nonmanagement employees primarily based on the results of their performance and the performance of their respective business units. At higher levels of the organization, annual cash bonuses are based partly on an individual's own performance, partly on the performance of his or her business unit and largely on the overall performance of the Company. Accordingly, some incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to executive management will be most closely related to the overall results achieved by the Company. As a result, executive management is not likely to receive significant cash incentives in years in which the Company's overall performance has not been consistent with or better than pre-established long- and short-term objectives.

  Annual cash incentive award opportunities are designed so that the award for target or planned performance combined with base salary will produce cash compensation about equal to the market median. Performance significantly exceeding planned objectives will produce total cash compensation between the median and the 75th percentile of the market rate for competitive positions.

  The total awards paid to executive and senior management and an individual executive's specific award are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, earnings, profitability and similar factors. The distribution of the pool of funds among members of executive and senior management is based upon the CEO's assessment of the performance of each individual's business unit as well as his or her individual performance. The CEO recommends specific awards for executive management based upon these factors. The Committee participates in this assessment and approves each specific award. Similarly, the executive managers as a group evaluate the performance of each of the senior managers and recommend awards for those individuals, which awards are approved by the CEO.

  The Company maintains a variety of other cash incentive plans available to employees at all levels of the organization whose performance has a measurable impact on Company performance.

These are primarily business-unit specific plans that reward sales and service efforts, with a significant portion devoted to retail sales and trust and brokerage referrals.

  Company Performance in 1998. The Company's performance during 1998 continued the positive trends evidenced in recent years particularly in the key areas of capital, asset quality and earnings growth. The Company's leverage ratio (its primary measure of capital strength) was 8.58% at year-end 1998 compared to 8.65% at year-end 1997. The Company's coverage ratio (the ratio of its loan loss reserves to nonperforming assets), its leading indicator of asset quality, was 319% at year-end 1998 compared to 550% at year-end 1997. The Company's net charge-off ratio was .25% for the year ended 1998 compared to
 .31% for the year ended 1997. The non-performing asset ratio was .52% at year-end 1998 compared to .33% at year-end 1997. Finally, earnings per share in 1998 were up from $0.90 for the year ended December 31, 1997 to $1.12 for the year ended December 31, 1998.

  The Company's performance in 1998 was also marked by:

  . a 23% increase in earnings;

  . a 21% increase in loans;

  . a 13% increase in assets; and

  . a 17% increase in dividends paid to common shareholders.

  Franchise expansion continued in 1998, with the completion of 4 mergers and corresponding improvement in market and deposit share. Management and service initiatives continue to add value to the Company's operations.

  Cash Bonuses for 1998. Based upon the performance of the Company and the executive managers during 1998, the Committee approved cash bonus awards totaling $1,919,250 for the 12 members of executive management (including the CEO). Total awards for executive management includes an award of $600,000 for Mr. Hansel. This compares to total awards to the 20 members of executive management in 1997 of $1,813,384 (including a $502,884 award to Mr. Hansel). The basis for Mr. Hansel's bonus is described in more detail below.

  Based upon the performance of the Company and the senior managers during 1998, the Committee approved cash bonus awards totaling $3,028,500 for 89 members of senior management. This compares to total awards to 59 members of senior management in 1997 totaling $1,665,800.

  In 1998, the Company also issued a challenge to all employees to achieve $1.12 per share in earnings for the year. As an incentive to achieve this formidable goal, the Company agreed to pay every employee a cash bonus equal to 1% of his or her salary if that goal was achieved. When that goal was attained, all senior and executive officers of the Company (including the CEO) received this bonus in early 1999. The amounts of these bonuses for the CEO and the Executives are included in the column "Bonus" in the Summary Compensation Table which appears elsewhere in this Proxy Statement. The $1.12 challenge also resulted in an increased allocation to the ESOP for 1998, which is described below in this report.

Long-Term Incentives

  The Long-Term Incentive Plan, which was approved by shareholders in 1992, allows the Committee to employ a variety of forms of incentives to accomplish its objectives. In 1998, the Committee made grants of stock options as well as 185 awards of restricted stock, not including awards under the Performance Share Awards Plan.

  Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation opportunity for the Company's executive and senior management is intentionally lower than market norms, long-term incentive grants larger than market average enable the Company to provide competitive total remuneration if the Company's long-term performance is positive. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company's stock increases over time (in the case of stock options and restricted stock awards) or the Company meets or exceeds certain specified performance objectives (in the case of Performance Shares).

  In 1998, the Committee awarded stock options covering an aggregate of 1,920,184 shares to 688 employees, of which options covering 737,500 shares (approximately 40% of the total) were to executive management (including a grant of 150,000 shares to Mr. Hansel).

  All stock options granted in 1998 included an exercise price equal to the fair market value on the date of grant and provide for vesting at the rate of 50% after two years and an additional 25% at the end of the third and fourth years after grant. The vesting schedule provides additional incentive to management to remain with the Company long-term and actively participate in its progress.

  The Company made 185 grants of restricted stock under the Plan in 1998. One hundred fifty seven awards totaling 18,766 shares were made to 134 employees to reward their contributions to the completion of mergers during the year. These awards were presented at two separate times throughout the year. In addition, fourteen of the awards covered 32,050 shares to managers for retention, five covered 15,500 shares to five managers as part of their new hire packages and three awards covered 2,000 shares which were given to three members of management each of whom, in addition to their ordinary responsibilities, coordinated one of the mergers completed in 1998. One award of 800 shares was awarded to recognize the increased job responsibility of an officer, and five awards totaling 1,300 shares were given to other employees for their participation in special projects of some significance to the Company's progress or other special contributions to the success of the Company. The restricted stock awards provide the recipient with the right to vote the shares and to receive dividends, but the shares may not be sold or transferred while the individual remains employed by the Company or the Bank, except to exercise stock options.

  Employee Stock Ownership Plan. In April 1995, the Board of Directors, upon recommendation of the Committee, approved the formation and funding of an Employee Stock Ownership Plan (ESOP). The Company allocated $30 million to fund the ESOP, and the ESOP borrowed funds from the Bank to make purchases of the Common Stock for the Plan. In 1998, the Board of Directors approved the purchase of an additional $15 million of Hibernia shares for the ESOP. Payments on the loan are made with contributions from the Bank to the ESOP, and allocations of shares to individual accounts are made annually at the discretion of the Plan Administrator. As of December 31, 1998, the ESOP had purchased 3,874,869 shares of the Common Stock and had allocated 872,411 shares to employee accounts. Aggregate contributions to the ESOP during 1998 were $4,132,548. This includes a one-time 20% increase in the contribution as a result of the Company having achieved the $1.12 challenge goal. The terms of the ESOP provide that employees' interests in their ESOP accounts vest over a five-year period (beginning in April 1995), with gradually increased percentages vesting each year.

  1995-97 Performance Share Awards Plan. The Committee approved a Performance Share Awards Plan in 1995 that would provide incentives to executive and senior management to achieve certain predetermined goals that are critical to the Company's success. The maximum number of shares that could be awarded under this plan was 862,500, and the goals were to be achieved over a three-year period.

  Based on the Company's performance over the period beginning January 1, 1995 and ending December 31, 1997, the Compensation Committee of the Board of Directors approved a payout of 587,018 shares, or 68.06% of the shares to 159 of the eligible officers. These shares were awarded to employees in early 1998.

  These awards were earned based on the performance of the Company over the period as compared to its peer group in earnings per share, capital and asset quality. Shareholder return did not affect the level of payout of these awards. Shares issued under this plan have the same terms and conditions as restricted stock grants described above.

  1998-2000 Performance Share Awards Plan. The committee approved a Performance Share Awards Plan in 1998 that would provide incentives to executive and senior management to achieve predetermined goals that are critical to the Company's success. This plan is similar to the 1995-97 Performance Share Awards Plan, and the number of eligible participants has expanded.

  The new Performance Share Awards Plan was approved in January 1998. These awards may be earned based upon the performance of the Company over the period beginning January 1, 1998 and ending December 31, 2000, but awards will only be granted if the Company maintains specified levels of soundness and asset quality and meets certain performance objectives. Performance below an established minimum in any of the three major categories (capital adequacy, asset quality and earnings per share) will result in no shares being issued. Performance measures other than earnings per share will be based upon a comparison of the Company's performance to its peer group. In addition to the measures listed above, shareholder return may affect the payout of these awards, and payout may be increased or decreased, to the extent that the Company's share price appreciation ranks above or below that of the midpoint of its peer group. Any shares which are awarded under this plan will be issued but will be restricted as to transferability during employment with the Company to prevent the transfer of the shares except for use as payment in the exercise of a stock option. In the event of a change of control during the performance period, the Plan will vest on a pro rata basis, and the end of the performance period for this purpose will be the calendar quarter immediately preceding the change of control. The number of shares to be awarded under this plan, if it is paid out at 100%, is 948,750.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

General

  Mr. Hansel is compensated pursuant to the terms of an employment contract that was negotiated in 1992 on behalf of the Company by the Chairman of the Search Committee and approved by this Committee and the Executive Committee.

  The terms of the contract are consistent with the principles of the Company's overall compensation strategy and include the following:

  . An annual salary, which is slightly less than the median of the 1997 salaries provided to the CEOs of the peer group described above. Mr. Hansel's annual salary was increased to $625,000 in 1998, which is 96% of the median.

  . Each year, Mr. Hansel is eligible to receive an aggregate annual bonus of up to 90% of the median of his salary range. For 1998, Mr. Hansel was paid an aggregate bonus of $606,159, which includes a 1% bonus paid to all employees based on 1998 earnings per share.

  . All stock options specifically provided for under the contract were granted in previous years. In 1998, Mr. Hansel was awarded a grant of 150,000 stock option shares.

Evaluation of Performance

  In 1998, the Committee evaluated Mr. Hansel's performance according to the written policy relating to the evaluation of the CEO's performance for purposes of compensation and related matters. This evaluation is performed annually.

  The written policy requires consideration of both quantitative (objective) and qualitative (subjective) criteria in the evaluation process. Quantitative factors are stated in terms of corporate performance goals, the achievement of which can be measured by financial performance results included in the Company's annual report. The performance goals for purposes of Mr. Hansel's evaluation include earnings growth, asset quality and capital measures, as well as various other significant financial performance factors highlighted in the Company's annual profit plan for the year in question. Quantitative factors are measured against peer group performance and the Company's performance compared to its profit plan for the year.

  In March of 1998, the Committee formalized and approved the 1998 CEO Bonus Plan which tied 70% of the CEO's bonus potential by formula to the achievement of the earnings per share as set forth in the Company's 1998 profit plan; provided that the Company maintained above average soundness as defined by both (a) reserve coverage of nonperforming loans and (b) the leverage ratio. This plan is similar to the 1997 CEO Bonus Plan. Both plans were designed to ensure that the compensation paid to Mr. Hansel under the plans is deductible by the Company under current tax laws and regulations.

  For purposes of this bonus, the increase in EPS is measured by comparing EPS at year-end 1998 to EPS as reported for year-end 1997. A minimum increase as specified in the plan must be achieved in order for the CEO to receive any portion of this bonus. The maximum amount to which the CEO is eligible for this portion of his bonus is 70% of an amount that is equal to 90% of the projected median of the annual salaries of all chief executive officers in the Company's peer group of regional banks excluding the Company. The amount is determined by a survey of the 1997 proxy statements of the peer group banks and an upward adjustment based on the market rate of increases in salaries will be made. The maximum bonus that may be paid to the CEO under this plan is $1,500,000.

  Qualitative factors are used in determining an amount for the remaining 30% of the CEO's bonus. These factors include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. The policy also recognizes other significant areas of qualitative performance for which the CEO is responsible, including financial and accounting controls and expense management.

1998 Performance and Awards

  Based upon the Company's performance in 1998 (as discussed above), and Mr. Hansel's individual performance, Mr. Hansel was awarded an aggregate bonus of $600,000 for 1998 ($412,650 under the 1998 CEO Bonus Plan and $187,350 for the portion of his bonus that is based on qualitative factors). This bonus is 102% of the total target bonus for which he was eligible in 1998.

  As an incentive for future performance, Mr. Hansel was granted options to purchase 175,000 shares of stock on the same terms and conditions as the other options granted under the Long-Term Incentive Plan. This grant was made in January 1999.

Section 162(m) Policy

  The Committee reviewed the impact of the final regulations adopted under
Section 162(m) of the Internal Revenue Code and noted that, beginning in 1997, the transition rules would phase out certain of the transition relief on which the Company had relied in previous years. Generally, the Committee has determined to analyze the impact of Section 162(m) on the Company in the light of all of the relevant factors and will maintain flexibility and integrity in its compensation systems while attempting to maximize deductibility of compensation. While the Committee recognizes the importance of maximizing the Company's ability to deduct compensation for tax purposes, it also realizes a need for compensation systems designed to attract and retain qualified executives, particularly the Chief Executive Officer.

  The performance criteria for the 1998-2000 Performance Share Awards Plan are being submitted to shareholders at the 1999 Annual Meeting for approval. Shareholder approval of those criteria is required in order for awards under the plan to be exempt from Section 162(m).

  The Committee will periodically monitor the Company's compensation programs, the levels of compensation to various executives and the impact of Section 162(m) on the Company. In particular, the Committee expects to maintain a bonus plan for the CEO that is "performance-based" under the regulations with respect to a majority of the CEO's bonus opportunity. Also, the Committee intends to structure future performance share awards plans so that any shares awarded to the CEO will qualify for the "performance-based" exemption.

Modification of Change of Control Agreements

  During 1998, the Committee reviewed the terms of the Company's change of control agreements and compared the terms of those agreements with similar agreements in place at other comparable institutions for their employees. Based on this review and a complete analysis of the relevant issues, the Committee determined to modify the change of control agreements to provide that payments made under those agreements would include amounts owed by the employee as taxes on the payments. These gross-up provisions are consistent with practices in the industry and will serve, among other things, to maintain the loyalty of senior and executive managers during any transition in ownership of the Company.

  Submitted by the Executive Compensation Committee of the Company's Board of Directors.

March 1, 1999

Elton R. King, Chairman
Dick H. Hearin
Ray B. Nesbitt
William C. O'Malley
James R. Peltier
Robert T. Ratcliff


 Stock Performance Graph


  The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to a peer group of 19 other regional bank holding companies for the Company's last five fiscal years. The companies included the peer group have assets of between $2.8 billion and $38.1 billion. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1993 and that all dividends were reinvested. The bank holding companies included in the peer group are AmSouth Bancorporation; BB&T Corporation (Winston-Salem, North Carolina); Colonial BancGroup, Inc. (Montgomery, Alabama); Commerce Bancshares, Inc. (Kansas City, Missouri); Compass Bancshares, Inc.; Cullen/Frost Bankers, Inc.; First American Corporation (Tennessee); First Tennessee National Corporation; Hancock Holding Company; Huntington Bancshares Incorporated; Mercantile Bancorporation, Inc. (St. Louis, Missouri); Regions Financial Corporation; SouthTrust Corporation; Summit Bancorp (Princeton, New Jersey); Synovus Financial Corp.; Trustmark Corporation; Union Planters Corporation; Whitney Holding Corporation; and Zions Bancorporation (Salt Lake City, Utah).

  This peer group is a slightly different peer group from that used for the stock performance graph that appeared in the Company's 1998 proxy statement due to mergers among certain members of the peer group in 1998: Deposit Guaranty Corp. merged with First American Corporation (Tennessee); First Commercial Corporation (Little Rock, Arkansas) merged with Regions Financial Corporation; and Magna Group, Inc. merged with Union Planters Corporation. In addition, First Commerce Corporation merged with Banc One Corporation, a bank holding company with assets larger than those of the Company's peer group. The following bank holding companies were added to the Company's peer group in 1998: BB&T Corporation (Winston-Salem, North Carolina); Huntington Bancshares Incorporated; Summit Bancorp (Princeton, New Jersey); and Zions Bancorporation (Salt Lake City, Utah).




[Graph appears here]

             Company/Index                1994    1995    1996    1997    1998
             -------------               ------- ------- ------- ------- -------
Hibernia................................ $102.31 $146.15 $184.78 $269.10 $252.69
Peer Group.............................. $100.04 $153.47 $202.57 $351.32 $356.09
S&P 500 Index........................... $101.32 $139.32 $171.32 $228.46 $293.74

 Transactions with Related Parties


  The Bank leases certain properties in which Sidney W. Lassen holds an interest. Mr. Lassen is a Director of the Company. During 1998, Hibernia National Bank paid a total of $265,254 for the leases on these properties. Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Company, the terms and conditions of those leases are usual, customary and no less favorable to Hibernia National Bank than would be available from unaffiliated parties.


 Indebtedness of Related Parties


  Directors and executive officers of the Company were customers of the Bank in the ordinary course of business during 1998. The individuals also conducted other business with the Bank during the year. In addition, members of families of directors and executive officers, as well as companies with which they or their families are associated, were customers of the Bank and conducted other business with the Bank in the ordinary course of business during 1998. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.


 Compliance with Section 16(a) of the Securities Exchange Act of 1934


  During 1998, Forms 4 reflecting a purchase of stock by Dr. Peltier, a Director of the Company, and a purchase of stock by Mr. Russell S. Hoadley, an executive officer of the Company, were not timely filed with the Securities and Exchange Commission. In addition, the Form 5 for 1998 of Mr. Hearin, also a Director of the Company, reflecting a gift of stock was not timely filed with the SEC.


 Vote Required and Recommendation


  A plurality of the votes cast at the Annual Meeting is required for the election of directors. The five individuals who receive the most votes will be elected as directors.

  The Board of Directors recommends that you vote "FOR" election of the five nominees listed above.

                                PROPOSAL NO. 2
     AMENDMENT TO THE 1993 DIRECTOR STOCK OPTION PLAN RELATING TO OPTIONS
          THAT MAY BE GRANTED TO RETIRED EMPLOYEES OF THE COMPANY WHO
               SERVE ON THE BOARD OF DIRECTORS AFTER RETIREMENT

 ------------------------------------------------------------------------------

  The 1993 Director Stock Option Plan provides for the grant of stock options to Directors of the Company who are not employees of the Company or any of its subsidiaries. That plan generally provides for an initial grant of an option covering 5,000 shares of Common Stock at the time an individual first joins the Board as an outside Director. This option is exercisable in full six months after it is granted, and the exercise price of the option is the market value of the Company's Common Stock on the date of grant. The plan also provides for annual grants of options to nonemployee Directors. These grants cover 5,000 shares each, have an exercise price equal to the market value on the date of grant and contain long-term vesting schedules that permit them to be exercised over a four-year period after grant.

  Employees of the Company generally receive grants of stock options under the Long-Term Incentive Plan. Consequently, employees of the Company who also serve on the Board are generally not entitled to additional grants of stock options under the 1993 Director Stock Option Plan.

  The 1993 Director Stock Option Plan as currently in existence does not specifically address grants of options to former employees of the Company who retire from service as active employees but who are either existing Board members who remain on the Board after retirement or become Directors after retirement. Absent an amendment to the plan, an individual who retires as an employee but serves as a Director thereafter would be prohibited from receiving any grants of stock options under the plan for 12 months after his retirement. Thereafter, he would receive an initial grant of 5,000 shares, exercisable in full in six months, one year after his retirement as an employee. He also would be entitled to the annual grants received by other outside Directors beginning on the date of the Annual Meeting that follows the one-year anniversary of his retirement.

  The purpose of the amendment to the 1993 Director Stock Option Plan is to permit employees who retire from service as employees but remain or become Directors to participate in the annual grants of stock options to outside Directors as of the first annual meeting following their retirement. The initial grant to new outside Directors provided for in the plan would remain in place and would be made to such an individual on the first anniversary of his retirement as an employee.

  The Long-Term Incentive Plan does not currently provide for vesting of unvested options upon retirement as an employee. Because all options granted under that plan have long-term vesting schedules, all retiring employees who have received stock options under that plan will forfeit some of those options upon retirement. For this reason, the Board has determined to permit retired employees to receive the initial option grant provided for in the 1993 Director Stock Option Plan on the same basis and terms as outside Directors joining the Board for the first time.

  The amendment will affect the options to which Mr. Nalty is entitled in 1999, as he retired from service as an active employee during 1998 but remains a Director. The amendment may affect other Directors in the future, although it is not clear at this time whether the amendment will affect any individual who is currently serving on the Board.

  The 1993 Director Stock Option Plan is an exempt plan pursuant to Rule 16b-3 of the Securities Exchange Act of 1934. In order for the Plan to maintain its exemption under that Rule, the amendment must be approved by the shareholders of the Company. For this reason, the amendment is presented to you for approval.

  A complete copy of the 1993 Director Stock Option Plan, as proposed to be amended, is included as Appendix A to this Proxy Statement. We encourage you to review that Plan prior to voting your shares on this Item.


 Board of Directors Approval


  The Board Governance Committee of the Board of Directors unanimously approved the amendment at its meeting on January 26, 1999. The Board of Directors of the Company unanimously approved the amendment at its meeting on January 27, 1999.


 Vote Required and Recommendation


  The vote of a majority of the shares present at the Annual Meeting, in person or by proxy, is required in order to approve the amendment to the 1993 Director Stock Option Plan.

  The Board of Directors has unanimously approved the Amendment and recommends that you vote "FOR" Proposal No. 2.


                                PROPOSAL NO. 3
                     APPROVAL OF THE PERFORMANCE CRITERIA
            INCLUDED IN THE 1998-2000 PERFORMANCE SHARE AWARDS PLAN

 ------------------------------------------------------------------------------

  Certain tax rules and regulations applicable to the Company restrict the Company's ability to deduct compensation paid to an individual that exceeds $1 million in any given year. These rules provide exemptions for certain types of compensation. In particular, compensation that meets the criteria set out in the regulations for "performance-based" compensation is not included in determining whether an individual has earned compensation in excess of $1 million for purposes of these rules. The Company wishes to ensure that any compensation paid to the CEO or any other executive of the Company under the 1998-2000 Performance Share Awards Plan (the "PSA Plan") is deductible for tax purposes. As a result, you are being asked to approve the performance criteria for the PSA Plan at this Annual Meeting.

  The following performance criteria will be used to determine payouts, if any, under the PSA Plan:

  . the Company's leverage ratio;

  . the Company's coverage ratio (its loan loss reserves as a percentage of nonperforming loans);

  . earnings growth as measured by earnings per share; and

  . stock price appreciation.

  If you approve the performance criteria for the PSA Plan and the other requirements of the tax rules and regulations are met, then any amounts paid to the CEO or any other executive under the PSA Plan will be deductible by the Company as compensation for tax purposes. If you do not approve the performance criteria, any amounts earned by the CEO and other executives under the PSA Plan will be paid by the Company to those individuals. If any of these individuals earns more than $1 million in the year in which the awards under the PSA Plan are paid, the full value of the PSA Plan awards will be included in the $1 million calculation. In the case of the CEO, the Company anticipates that all or a portion of his award under the PSA Plan would not be deductible as compensation in that situation.

 Vote Required and Recommendation


  The vote of a majority of the shares present at the Annual Meeting, in person or by proxy, is required in order to approve the performance criteria included in the 1998-2000 Performance Share Awards Plan.

  The Executive Compensation Committee and the Board of Directors have unanimously approved the performance criteria for the PSA Plan and recommends that you vote "FOR" Proposal No. 3.


                                PROPOSAL NO. 4
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

 ------------------------------------------------------------------------------

  Shareholders of the Company are being asked to ratify the Company's appointment of Ernst & Young LLP as its independent auditors for 1998, as described below.

  The firm of Ernst & Young LLP, certified public accountants, was the Company's independent auditors for the year 1998. The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the year 1999. Although the appointment of independent auditors doesn't require approval by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


 Vote Required and Recommendation


  An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the ratification of the appointment of independent auditors.

  The Board of Directors recommends that you vote "FOR" ratification of the appointment of Ernst & Young LLP as independent auditors.


                            SOLICITATION OF PROXIES

 ------------------------------------------------------------------------------

  The Board of Directors of the Company is soliciting the enclosed proxy. The cost of soliciting proxies in the form enclosed will be borne by the Company. Directors, officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal interview. In addition, the Company has retained ChaseMellon Shareholder Services, L.L.C. to assist in the solicitation of proxies. The fee of ChaseMellon Shareholder Services, L.L.C. is estimated not to exceed $7,500 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.

                             SHAREHOLDER PROPOSALS

 ------------------------------------------------------------------------------

  Shareholders may submit proposals to be considered at the 2000 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any shareholder proposals must be submitted to the Secretary of the Company no later than November 15, 1999 in order to be considered for inclusion in the Company's 2000 proxy materials.


                                 OTHER MATTERS

 ------------------------------------------------------------------------------

  As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the Meeting or any adjournment of the Meeting, the persons named in the enclosed proxy will vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.


                                 ANNUAL REPORT

 ------------------------------------------------------------------------------

  The Annual Report to Shareholders containing financial statements for the Company's 1998 fiscal year has been mailed to shareholders prior to or with this Proxy Statement. However, the Annual Report does not form any part of the material for the solicitation of proxies.

  Upon written request by a shareholder, the Company will provide a copy of the Company's Form 10-K Annual Report for 1998, including the Annual Report of Shareholders, as filed with the Securities and Exchange Commission. Requests for copies should be addressed to Assistant Secretary, Hibernia Corporation,
P. O. Box 61540, New Orleans, Louisiana 70161.

                                          By Order of the Board of Directors


                                          /s/ Russell S. Hoadley
                                          Russell S. Hoadley
                                          Acting Secretary
New Orleans, Louisiana
March 15, 1999

                                  APPENDIX A

                             HIBERNIA CORPORATION
                        1993 DIRECTOR STOCK OPTION PLAN

     As Proposed to Be Amended at the 1999 Annual Meeting of Shareholders;
         Provisions Proposed to be Amended are Noted in Bold Typeface

       [FOR PURPOSES OF THIS FILING, PROVISIONS PROPOSED TO BE AMENDED
                         ARE NOTED IN CAPITAL LETTERS]

1. Definitions

  In this Plan, except where the context otherwise indicates, the following definitions apply:

    a. "Agreement" means the written agreement implementing the grant of an Option.

    b. "Board" means the Board of Directors of the Corporation.

    c. "Code" means the Internal Revenue Code of 1986, as amended.

    d. "Committee" means the committee appointed by the Board to administer the Plan, which committee shall meet the standards imposed by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any similar successor rule, and all of the members of which shall be Nonemployee Directors. Unless otherwise determined by the Board or required by this Plan, the BOARD GOVERNANCE Committee of the Board shall be the Committee.

    e. "Common Stock" means the Class A common voting stock, no par value, of the Corporation.

    f. "Corporation" means Hibernia Corporation, a Louisiana corporation, and any successor thereto.

    g. "Date of Exercise" means the date on which the Corporation receives notice of the exercise of an Option in accordance with the terms of Article 7.

    h. "Date of Grant" means the date on which an Option is granted by the Committee or otherwise granted pursuant to the terms of the Plan.

    i. "Fair Market Value" of a Share means on any day the amount equal to the average of the reported high and low sale prices for shares of Common Stock on the NYSE, or other market in which the Common Stock is traded, on such day as reported by such source as the Committee may select, or, if such price quotations are not available, then the fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose.

    j. "Nonemployee Director" means a director of the Corporation, OTHER THAN A RETIRED EMPLOYEE DIRECTOR, who is not, and has not been for a period of at least one year prior to the date as of which the determination is made, an employee of the Corporation or a Subsidiary.

    k. "Nonstatutory Stock Option" means an Option granted under the Plan that is not an incentive stock option within the meaning of Section 422 of the Code.

    l. "NYSE" means the New York Stock Exchange, Inc.

    m. "Option" means an option to purchase Shares granted in accordance with the terms of Article 6.

    n. "Option Period" means the period during which an Option may be exercised.

    o. "Option Price" means the price per Share at which an Option may be exercised.

    p. "Optionee" means a Nonemployee Director OR RETIRED EMPLOYEE DIRECTOR to whom an Option has been granted.

    q. "Plan" means the Hibernia Corporation 1993 Director Stock Option Plan.

    r. "RETIRED EMPLOYEE DIRECTOR" MEANS ANY DIRECTOR WHO HAS RETIRED FROM SERVICE AS AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES.

    s. "Share" means a share of authorized but unissued or reacquired Common Stock.

    t. "Subsidiary" means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Corporation, either directly or through one or more other Subsidiaries.

2. Purpose

  The Plan is intended to assist in attracting and retaining Nonemployee Directors AND RETIRED EMPLOYEE DIRECTORS of outstanding ability and to promote the identification of their interests with those of the shareholders of the Corporation.

3. Administration

  The Plan shall be administered by the Committee. In addition to any other powers granted to the Committee, it shall have the following powers, subject to the express provisions of the Plan:

    a. to determine all other terms and provisions of each Agreement, which need not be identical;

    b. to construe and interpret the Agreements and the Plan;

    c. to provide for the payment of the Option Price in cash, shares of Common Stock valued at Fair Market Value on the Date of Exercise, or a combination of cash and shares of Common Stock;

    d. to provide for satisfaction of federal, state or local tax liabilities incurred in connection with the exercise of a Nonstatutory Stock Option through, without limitation, retention of shares of Common Stock otherwise issuable on the exercise of a Nonstatutory Stock Option or delivery of Common Stock to the Corporation by the Optionee under such terms and conditions as the Committee deems appropriate; and

    e. to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

  Any determinations made or actions taken by the Committee pursuant to the Plan shall be binding and final.

4. Eligibility

  Options may be granted only to Nonemployee Directors AND RETIRED EMPLOYEE DIRECTORS. A Nonemployee Director OR A RETIRED EMPLOYEE DIRECTOR who has been granted an Option may be granted additional Options as provided in the Plan.

5. Stock Subject to the Plan

  a. There is hereby reserved for issuance upon the exercise of Options granted under the Plan an aggregate of 1,000,000 Shares.

  b. If an Option expires or terminates for any reason without having been fully exercised, the unpurchased Shares that had been subject to such Option at the time of its expiration or termination shall become available for other Options to be granted under the Plan.

  c. The Shares issued upon the exercise of an Option shall be charged against the number of Shares subject to the Plan and such number of Shares shall not become available for the grant of other Options.

6. Options for Nonemployee Directors AND RETIRED EMPLOYEE DIRECTORS

  a. Unless prohibited by applicable law or contract to which the Corporation is a party or is otherwise subject, on the date that corresponds to the first business day after the Annual Meeting of Shareholders of the Company in each year commencing in 1993, each Nonemployee Director of the Company shall automatically and without further action by any person be granted an Option to purchase 5,000 shares of Common Stock at an exercise price equal to the Fair Market Value of the Common Stock on such Date of Grant. If any such grant is prohibited by law or contract, it shall be made on the first business day after such legal or contractual restriction or limitation is no longer effective.

  b. UNLESS PROHIBITED BY APPLICABLE LAW OR CONTRACT TO WHICH THE CORPORATION IS A PARTY OR IS OTHERWISE SUBJECT, ON THE DATE THAT CORRESPONDS TO THE FIRST BUSINESS DAY AFTER THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY IN EACH YEAR AFTER AN INDIVIDUAL BECOMES A RETIRED EMPLOYEE DIRECTOR, HE OR SHE SHALL AUTOMATICALLY AND WITHOUT FURTHER ACTION BY ANY PERSON BE GRANTED AN OPTION TO PURCHASE 5,000 SHARES OF COMMON STOCK AT AN EXERCISE PRICE EQUAL TO THE FAIR MARKET VALUE OF THE COMMON STOCK ON SUCH DATE OF GRANT. IF ANY SUCH GRANT IS PROHIBITED BY LAW OR CONTRACT, IT SHALL BE MADE ON THE FIRST BUSINESS DAY AFTER SUCH LEGAL OR CONTRACTUAL RESTRICTION OR LIMITATION IS NO LONGER EFFECTIVE.

  c. Each Option granted pursuant to this Article 6 will become initially exercisable as to 50% of the Shares subject thereto on the date that is two years following the Date of Grant, as to an additional 25% of the Shares subject thereto on the date that is three years following the Date of Grant and as to the remaining 25% of the Shares subject thereto on the date that is four years following the Date of Grant. To the extent not theretofore exercised, each Option will expire upon the earlier to occur of (i) the date of any affiliation of the Optionee with a competitor of the Corporation and its Subsidiaries or (ii) ten years following the Date of Grant.

  d. Nonemployee Directors may not be granted Options otherwise than pursuant to this Article 6, except that each person who first becomes a Nonemployee Director after October 20, 1997 automatically and without further action by any person will be granted, on the date such person first becomes a Nonemployee Director, a Nonstatutory Stock Option to purchase 5,000 Shares at an Option Price equal to the Fair Market Value of the Shares on such Date of Grant. Each Option granted pursuant to this Article 6(d) will become exercisable in full on the date six months following the Date of Grant and, to the extent not theretofore exercised, will expire upon the earlier to occur of
(i) the date of any affiliation of the Optionee with a competitor of the Corporation and its Subsidiaries or (ii) ten years following the Date of Grant.

  e. RETIRED EMPLOYEE DIRECTORS MAY NOT BE GRANTED OPTIONS OTHERWISE THAN PURSUANT TO THIS ARTICLE 6, EXCEPT THAT EACH PERSON WHO FIRST BECOMES A RETIRED EMPLOYEE DIRECTOR AFTER OCTOBER 20, 1997 AUTOMATICALLY AND WITHOUT FURTHER ACTION BY ANY PERSON WILL BE GRANTED, ON THE DATE THAT IS ONE YEAR AFTER SUCH PERSON FIRST BECOMES A RETIRED EMPLOYEE DIRECTOR, A NONSTATUTORY STOCK OPTION TO PURCHASE 5,000 SHARES AT AN OPTION PRICE EQUAL TO THE FAIR MARKET VALUE OF THE SHARES ON SUCH DATE OF GRANT. EACH OPTION GRANTED PURSUANT TO THIS ARTICLE 6(E) WILL BECOME EXERCISABLE IN FULL ON THE DATE SIX MONTHS FOLLOWING THE DATE OF GRANT AND, TO THE EXTENT NOT THERETOFORE EXERCISED, WILL EXPIRE UPON THE EARLIER TO OCCUR OF (I) THE DATE OF ANY AFFILIATION OF THE OPTIONEE WITH A COMPETITOR OF THE CORPORATION AND ITS SUBSIDIARIES OR (II) TEN YEARS FOLLOWING THE DATE OF GRANT.

7. Exercise

  An Option may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by delivery to the Corporation of written notice of exercise, in such form as the Committee may prescribe, accompanied by full payment for the Shares with respect to which such Option is exercised. The Committee may provide that any Option shall be immediately exercisable in full on the later of (i) the date on which a change of control of the Corporation occurs, or (ii) six months after the Date of Grant, if a change of control of the Corporation has occurred prior to six months after the Date of Grant. The Committee may define change of control for this purpose in such manner as it deems appropriate under the circumstances.

8. Nontransferability

  Options granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. An Option may be exercised only by the Optionee during his lifetime.

9. Capital Adjustments

  The number and class of Shares subject to each outstanding Option, the Option Price thereof and the provisions of Articles 5 and 6 shall be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation.

10. Termination and Amendment

  The Board shall have the power to terminate the Plan and the Committee shall have the power to amend it in any respect, provided that after the Plan has been approved by the shareholders of the Corporation, the Committee may not, without the approval of the shareholders of the Corporation, amend the Plan so as to change the aggregate number of Shares which may be issued under the Plan (except as provided in Article 9), change the class of persons eligible to receive Options or increase materially the benefits accruing to participants under the Plan and provided further that the provisions of paragraph (a) of
Article 6 may not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Security Act or the rules thereunder. No termination or amendment of the Plan shall adversely affect the rights or obligations of the holder of any Option previously granted under the Plan.

11. Modification, Extension and Renewal of Options

  Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding Options or accept the surrender of outstanding Options (to the extent not theretofore exercised) granted under the Plan or under any other stock option plan of the Corporation and authorize the granting of new Options in substitution therefor on such terms consistent with the Plan as the Committee may specify, provided, however, that no modification of an Option granted under the Plan shall, without the consent of the Optionee, alter or impair any of such Optionee's rights or obligations.

12. Effectiveness of the Plan

  The Plan and any amendments requiring shareholder approval pursuant to
Article 10 are subject to approval by vote of the shareholders of the Corporation after their adoption by the Board or the Committee, respectively. Subject to such approval, the Plan and any amendments are effective on the date of such adoption. Options may be granted prior to shareholder approval of the Plan or amendments, but any such Option shall be granted subject to approval of the Plan or amendments by the shareholders. Except as may otherwise be required under Rule 16b-3 of the Exchange Act, the day on which any Option granted prior to shareholder approval of the Plan or such amendments is granted shall be the Date of Grant for all purposes as if the Option had not been subject to such approval. No Option granted subject to shareholder approval may be exercised prior to receipt of such approval.

13. Term of the Plan

  Unless sooner terminated by the Board pursuant to Article 10, the Plan shall terminate on January 26, 2003, and no Options may be granted after termination. Termination of the Plan shall not affect the validity of any Option outstanding on the date of termination.

14. Indemnification of Committee

  In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, to the fullest extent permitted under applicable law.

15. General Provisions

  a. The establishment of the Plan shall not confer upon any Nonemployee Director OR RETIRED EMPLOYEE DIRECTOR any legal or equitable right against the Corporation, any Subsidiary or the Committee, except as expressly provided in the Plan.

  b. The Plan does not constitute inducement or consideration for the employment or service of any Nonemployee Director OR RETIRED EMPLOYEE DIRECTOR, nor is it a contract between the Corporation or any Subsidiary and Nonemployee Director OR RETIRED EMPLOYEE DIRECTOR. Participation in the Plan shall not give a Nonemployee Director OR RETIRED EMPLOYEE DIRECTOR any right to be retained in the service of the Corporation or any Subsidiary.

  c. The interests of any Nonemployee Director OR RETIRED EMPLOYEE DIRECTOR under the Plan or any Option are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

  d. The Plan shall be governed, construed and administered in accordance with the laws of the State of Louisiana.

                             HIBERNIA CORPORATION

                  P.O. Box 61540 New Orleans, Louisiana 70161

                      SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING, APRIL 20, 1999

        I hereby appoint Russell S. Hoadley, Susan Klein and Gary L. Ryan, or any of them (each with full power to act alone and with power of substitution), proxies for me to vote all shares of Hibernia Corporation (the "Company") that I am entitled to vote at the 1999 Annual Meeting of Shareholders of the Company. The 1999 Annual Meeting will be held in the Auditorium of the Pan-American Life Center, 11th Floor, 601 Poydras Street, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 20, 1999. The proxies may also vote these shares at any adjournment or postponement of the 1999 Annual Meeting, as indicated on the reverse of this proxy. In their discretion, they may also vote these shares on such other matters as may properly come before the Meeting. I acknowledge receipt of the Company's notice and accompanying Proxy Statement.

        I understand that this proxy, when properly executed, will be voted in the manner I have directed herein. If I give no direction, this proxy will voted "FOR" the nominees named in Proposal 1 (including any substitute nominee) and "FOR" Proposals 2, 3 and 4. In addition, if any other business properly comes before the 1999 Annual Meeting that requires a shareholder vote, I understand that shares represented by signed proxy cards will be voted by the proxies listed above in their discretion. All shareholders are encouraged to read the Proxy Statement that accompanies this proxy card carefully for further information concerning each of the Proposals.

                             FOLD AND DETACH HERE

                                                            Please mark your
                                                               vote as   [X]
PLEASE VOTE THIS PROXY BY TELEPHONE OR INTERNET, OR SIGN,    indicated in
DATE AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE.          this example


                                  FOR  WITHHELD
                                       FOR ALL
Proposal 1: TO ELECT DIRECTORS    [_]    [_]

NOMINEES TO SERVE UNTIL THE 2002 ANNUAL MEETING OF SHAREHOLDERS:

(01) Robert T. Holleman,        (02) Sidney W. Lassen,
(03) William C. O'Malley,       (04) Ray B. Nesbitt,
(05) Janee M. "Gee" Tucker

INSTRUCTION: If you wish to withhold authority selectively to vote for any individual nominee, strike a line through the nominee's name above or follow instructions on touch-tone telephone.

Proposal 2: TO AMEND THE 1999 DIRECTOR STOCK OPTION PLAN RELATING TO OPTIONS THAT MAY BE GRANTED TO RETIRED EMPLOYEES OF THE COMPANY WHO SERVE ON THE BOARD OF DIRECTORS AFTER RETIREMENT, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                   FOR        AGAINST        ABSTAIN
                   [_]          [_]            [_]

Proposal 3: TO APPROVE THE PERFORMANCE CRITERIA INCLUDED IN THE 1998-2000 PERFORMANCE SHARE AWARDS PLAN, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                   FOR        AGAINST        ABSTAIN
                   [_]          [_]            [_]


Proposal 4: TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR HIBERNIA CORPORATION FOR 1999.

                   FOR        AGAINST        ABSTAIN
                   [_]          [_]            [_]

IN YOUR DISCRETION FOR SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby revokes all proxies heretofore given in connection with the 1999 Annual Meeting.






Signature ____________________ Signature_______________________ Date___________
NOTE: Please sign as name(s) appear(s) above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             FOLD AND DETACH HERE

                         VOTE BY TELEPHONE OR INTERNET
                         QUICK *** EASY *** IMMEDIATE

          YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF THREE WAYS:

1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day-7days a week
    There is NO CHARGE to you for this call.-Have your proxy card in hand.

You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form

OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1

                   When asked, please confirm by Pressing 1.

OPTION 2: If you choose to vote on each proposal separately press 0, You will hear these instructions:

                Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9
                To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

                Proposal 2 - To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                         When asked, please confirm by Pressing 1.
                The instructions are the same for all remaining proposals.

                                      or

2. VOTE BY INTERNET: Follow the instructions at our Website Address: http://www.eproxy.com/hib
                                      or
3. VOTE BY PROXY CARD: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

NOTE: If you vote by Internet or telephone, THERE IS NO NEED TO MAIL BACK your
                                  Proxy Card.

                             THANK YOU FOR VOTING.